Exhibit 99.1

FOR IMMEDIATE RELEASE
October 27, 2011

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

Columbia Banking System Announces Strong
Third Quarter 2011 Earnings

Highlights for the Quarter

•	Net income increased to $18.9 million compared to net income of $2.5 million for the 3rd quarter 2010

•	Net income per diluted common share increased to $0.48, as compared to $0.06 per common share for the 3rd quarter 2010

•	Business loans and real estate loans increased 24% from year-end 2010

•	Strong core deposits at 91% of total deposits

•	Continued very strong capital and liquidity measures

•	Expanded presence by 9 locations in Eastern Washington through acquisition of all deposits and some assets of Bank of Whitman in FDIC-assisted transaction in August, 2011

•	Retail network of 102 branches throughout Washington and Oregon

•	President & CEO Melanie Dressel named one of the Top 25 Most Powerful Women in Banking by American Banker magazine

TACOMA, Washington---Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income applicable to common shareholders of $18.9 million for the third quarter of 2011 compared to $2.5 million for the same quarter of 2010. On a diluted per common share basis, net income for the quarter rose to $0.48 compared with net income of $0.06 for the third quarter of 2010. The significant increase in earnings is primarily due to the financial benefits derived from recent FDIC-assisted transactions, including a net bargain purchase gain of $1.8 million on the Bank of Whitman transaction.

Net income applicable to common shareholders for the nine months ended September 30, 2011 increased to $33.3 million, more than double net income of $13.2 million for the first nine months of 2010. On a diluted per common share basis, net income for the first nine months of 2011 was $0.84 compared to $0.38 a year earlier.

Melanie Dressel, President & Chief Executive Officer commented, “We have made substantial progress in accomplishing several of our strategic goals. The Bank of Whitman transaction during the third quarter expanded our geographic footprint further into Eastern Washington. Coupled with the May 2011 acquisitions of Summit Bank and First Heritage Bank, we were also able to significantly enhance our net income.”

“We are encouraged with the trend of the past two quarters of solid loan growth despite the continuing weakness in the economy,” Ms. Dressel continued. “Our commercial business and real estate loans both increased approximately 24% since the end of last year, through organic growth as well as our acquisitions. Through the efforts of our outstanding banking teams in all of our markets, we have been actively promoting our business loans to creditworthy borrowers throughout the communities we serve.”

Significant Influences on the Quarter Ended September 30, 2011

Acquisition of Bank of Whitman
On August 5, 2011, Columbia State Bank acquired all of the deposits and a substantial amount of the assets of Bank of Whitman, headquartered in Colfax, Washington, from the Federal Deposit Insurance Corporation (“FDIC”) which had been appointed receiver of the institution. The acquisition was a modified whole bank purchase and assumption agreement without loss share, and included reopening 8 branches, located in Clarkston, Colfax, Othello, Pullman, Ritzville, Spokane (downtown and Wandermere) and Walla Walla. After a detailed evaluation of the community, the Mattawa location was also reopened in September.

Impact of Acquired Loan Accounting
We account for loans under three general models which impact the way income and credit losses are recorded in our financial statements: Originated Loans, Discounted Loans, and Pooled Loans. Originated and discounted loans are presented as “Noncovered Loans.” Pooled loans are presented as “Covered Loans.” Please refer to Note 1 in the accompanying financial statements for further explanation of each of these models.

The following table illustrates the significant financial statement impacts associated with Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	QTD	YTD
(in thousands)	September 30, 2011	September 30, 2011
Incremental accretion income over stated note rate	$14,604	$35,858

FDIC acquired loan portfolio discount accretion	$5,096	$5,096

Change in FDIC loss sharing asset	(10,855)	(32,048)

Claw back liability	(1,146)	(3,294)

Pre-tax earnings impact	$7,699	$5,612

The accretion income on pooled loans represents the amount of income recorded on the pooled loans above the contractual rate stated in the individual loan notes. The additional income stems from the discount established at the time these loan portfolios were acquired and the net interest margin.

As of September 30, 2011, the unamortized discount from the Bank of Whitman transaction was $20.5 million. It is anticipated that this discount will continue to accrete to earnings from normal amortization, early loan payoffs and contractual maturities.

The change in the FDIC loss sharing asset recognizes the decreased amount that Columbia expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans and other real estate owned. The change in FDIC loss sharing asset affects noninterest income, resulting in reduced reported noninterest income for the current quarter.

The Columbia River Bank acquired loan portfolio continues to perform better than originally expected, requiring us to increase our clawback liability from $2.1 million to $3.3 million during the third quarter through a charge to noninterest expense of $1.2 million. The $3.3 million represents the net present value of management's clawback liability estimate of $5.0 million. The clawback liability is evaluated at the individual portfolio level each quarter and adjusted upward or downward according to the total expected losses over the loss share period.

Net Interest Margin
Columbia's net interest margin increased to 6.53% in the third quarter of 2011, up from 5.24% for the same quarter last year, 4.35% in the fourth quarter of 2010, and 5.80% and 5.49% for the first and second quarters of 2011, respectively.

The table below shows the effect on the net interest margin of the increased yield from the additional accretion of income over the stated contractual loan rate on the acquired loan portfolios for the third quarter and the first nine months of 2011.

	Three Months Ended	Nine Months Ended
(in thousands)	September 30, 2011	September 30, 2011
Acquired Loan Effective Yield Income	$31,543	$70,859
Less:
Additional Accretion of Income	(19,700)	(40,954)
Stated Interest Income at Loan Note Rate	$11,843	$29,905
Net Interest Margin Excluding Additional Accretion Income	4.59%	4.52%
Reported Net Interest Margin	6.53%	5.96%

Balance Sheet
At September 30, 2011, the Company's total assets were $4.76 billion, a 12% increase from $4.26 billion at December 31, 2010. Total shareholders' equity at September 30, 2011 was $750.0 million, an increase of 6% from $704.7 million at September 30, 2010, and 6% from $706.9 million at December 31, 2010.
Loans not covered under the FDIC loss-sharing agreements “noncovered loans” were $2.26 billion at September 30, 2011, up 17% from $1.93 billion at September 30, 2010, and 18% from $1.92 billion at December 31, 2010. The average yield on loans for the quarter ended September 30, 2011 was 8.5%.

The noncovered loan portfolio continues to be diversified, mitigating risk by avoiding concentration in any one segment. The portfolio includes 44% commercial business loans, 4% total construction including commercial and residential, 3% one-to-four family residential real estate, and 8% consumer. The remaining 41% of the portfolio is commercial real estate, which consists of 58% income property and 42% owner occupied. Net loans covered under the FDIC loss sharing agreements (“acquired loans”) which provide protection against credit risk, totaled $570.8 million at September 30, 2011.

Total deposits at September, 2011 increased 15% to $3.80 billion from $3.31 billion at September 30, 2010, and 14% from $3.33 billion at December 31, 2010. Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) comprised 91% of total deposits, and were $3.46 billion at September 30, 2011, an increase of 18% from $2.93 billion at September 30, 2010 and 15% from $3.0 billion at December 31, 2010. The average cost of deposits for the quarter ended September 30, 2011 was 0.38%.

Asset Quality
At September 30, 2011, nonperforming assets were $89.3 million, down from $96.5 million at June 30, 2011, $108.0 million at March 31, 2011 and $114.7 million at September 30, 2010. The $7.2 million decrease in nonperforming assets for the quarter was primarily centered in the Commercial Business portfolio. For the quarter, the Company added $15.8 million in new nonperforming assets, experienced charge-offs associated with nonperforming assets of $1.5 million, and received payments of $6.2 million. We also reduced other real estate owned (OREO) and other property owned (OPPO) by $8.4 million and placed $9.6 million of previously nonperforming loans back on accrual status.

The table below sets forth information with respect to nonaccrual loans, total nonperforming loans and total nonperforming assets.

(in thousands)	September 30, 2011	December 31, 2010	September 30, 2010
Nonaccrual noncovered loans:
Commercial business	$9,893	$32,367	$17,490
Real estate:
One-to-four family residential	2,159	2,996	3,063
Commercial and five or more family residential real estate	20,956	23,192	25,282
Total real estate	23,115	26,188	28,345
Real estate construction:
One-to-four family residential	11,008	18,004	25,653
Commercial and five or more family residential real estate	7,623	7,584	14,771
Total real estate construction	18,631	25,588	40,424
Consumer	3,544	5,020	5,147
Total nonaccrual loans	55,183	89,163	91,406

Total nonperforming noncovered loans	55,183	89,163	91,406
Noncovered real estate owned and other personal property owned	34,069	30,991	23,259
Total nonperforming noncovered assets	$89,252	$120,154	$114,665
Allowance for loan losses to period-end nonperforming noncovered loans	91%	68%	65%
Allowance for loan losses to period-end nonperforming noncovered assets	56%	51%	52%

For the quarter ended September 30, 2011, net loan charge-offs were $4.1 million, compared to $6.4 million for the same period a year ago, and $5.6 million and $3.4 million during the first and second quarters of 2011, respectively. Net charge-offs were primarily centered in consumer and commercial business loans.

The following table provides an analysis of the Company's allowance for noncovered loan and lease losses at the dates and the periods indicated.

Change in Allowance for Possible Loan Losses

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2011	2010	2011	2010
Beginning balance	$54,057	$59,748	$60,993	$53,478
Charge-offs:
Commercial Business	(1,946)	(1,760)	(6,151)	(9,405)
One-to-four family residential perm	(53)	—	(717)	(104)
Commercial and five or more family residential real estate perm	(443)	(1,976)	(2,362)	(4,958)
One-to-four family residential construction	(183)	(1,291)	(2,415)	(8,955)
Commercial and five or more family residential real estate construction	(145)	—	(1,710)	(3,079)
Consumer	(2,102)	(2,514)	(3,298)	(4,965)
Total charge-offs	(4,872)	(7,541)	(16,653)	(31,466)
Recoveries:
Commercial Business	460	122	1,157	778
One-to-four family residential perm	78	—	78	15
Commercial and five or more family residential real estate perm	10	5	96	46
One-to-four family residential construction	119	573	1,923	1,481
Commercial and five or more family residential real estate construction	—	—	—	—
Consumer	70	426	178	502
Total recoveries	737	1,126	3,432	2,822
Net (charge-offs)/recoveries	(4,135)	(6,414)	(13,221)	(28,644)
Provision charged to expense	500	9,000	2,650	37,500
Ending balance	$50,422	$62,334	$50,422	$62,334

For the third quarter of 2011, the company made a provision of $500 thousand for noncovered non- acquired loan losses. For the comparable quarter last year, the company made a provision of $9.0 million. The provision for noncovered nonacquired loan losses was the result of the company's organic loan growth of $86.9 million in noncovered loans.

The allowance for noncovered loan losses to noncovered period-end loans was 2.23% at September 30, 2011 compared to 3.22% at September 30, 2010 and 3.18% at December 31, 2010. In addition to a reduction in nonperforming assets, the decline in the allowance for loan losses to total loans is partially attributed to the inclusion of the Bank of Whitman loan portfolio initially recorded at fair value at the date of acquisition. The addition of the Bank of Whitman loan portfolio reduced the noncovered loan losses to noncovered period-end loans by approximately 20 basis points.

Stock Repurchase Program
The Board of Directors approved a new stock repurchase program authorizing the Company to repurchase up to 2 million shares of our outstanding common stock. Those shares represent approximately 5% of the approximately 39.5 million common shares currently outstanding. The Company intends to purchase the shares from time to time in the open market or in private transactions, under conditions which allow such repurchases to be accretive to earnings while maintaining capital ratios that exceed the guidelines for a well-capitalized financial institution. This newly authorized repurchase program supersedes and replaces the prior program adopted in February 2002.

Melanie Dressel commented, “Our decision to authorize this stock repurchase program illustrates our confidence in the value and future of Columbia, and represents another component of our capital management strategy.”

Operating Results

Quarter ended September 30, 2011
Net Interest Income
Net interest income for the third quarter of 2011 was $64.8 million, an increase of 38% from $47.0 million for the same quarter in 2010, primarily due to the impact of our FDIC-assisted transactions. The Company's net interest margin increased to 6.53% in the third quarter of 2011, from 5.24% for the same quarter last year. The net interest margin in the third quarter was positively impacted by approximately 200 basis points (a basis point equals 1/100 of 1%) due to the $19.7 million accretion of the discount on the loan portfolios acquired in the five FDIC-assisted transactions.  The net interest margin was negatively impacted during the quarter by interest reversals relating to nonaccrual loans totaling $270,000 reducing the net interest margin by an estimated 3 basis points. Interest reversals relating to nonaccrual loans for the nine months ended September 30, 2011 were approximately $685,000 reducing the net interest margin by an estimated 2 basis points.

Average interest-earning assets were $4.03 billion during the third quarter, an increase of 10% compared with $3.65 billion during the same quarter of 2010. The yield on average interest-earning assets increased 108 basis points to 6.88% during the third quarter compared with 5.80% during the same quarter of 2010.  During the same period, average interest-bearing liabilities increased to $2.81 billion from $2.64 billion in the third quarter of 2010. The cost of average interest-bearing liabilities decreased 27 basis points to 0.50% during the quarter, from 0.77% in the same quarter of 2010.

Noninterest Income
After removing the change in the FDIC loss sharing asset and the gain on the Bank of Whitman transaction, noninterest income increased 15% for the third quarter and 8% year-to-date.

Noninterest Expense
Total noninterest expense for the third quarter of 2011 was $39.9 million, an increase of 19% from $33.5 million for the same quarter in 2010. The increase is attributable to the operating expenses of the three banks acquired since May, 2011 and the FDIC clawback liability. These increases were partially mitigated by decreased data processing expense.

Organizational Update
Ms. Dressel commented, “To underscore our commitment to our customers in the Whatcom County, Washington area, we recently relocated our Bellingham branch to a full service location. In addition to increased convenience and expanded services, our leadership team in the region will continue their emphasis on expansion of small business lending.”

Deposit Market Share
Columbia Bank climbed to #8 from the #9 deposit market share position among all banks operating in Washington State, according to the FDIC's annual Deposit Market Share Report as of June 30, 2011.  Information in the report does not include the Bank's recent acquisition of deposits from the former Bank of Whitman.

The increase in market share also moves Columbia into the #3 market share position for all banks headquartered in the state. “We are delighted to see more Washington businesses and consumers choosing to bank with us,” Melanie Dressel noted.  “As we grow, we are excited to bring our unique brand of community banking, exceptional service, and commitment to involvement in new communities throughout the Pacific Northwest.”
Along with the increase in overall state deposit market share, Columbia picked up two additional #1 rankings in Klickitat and Cowlitz counties.  The Bank continues to retain its #1 position in Pierce County as well.

Top 25 Most Powerful Women in Banking
Melanie Dressel was selected for the fourth time as one of the 25 Most Powerful Women in Banking by American Banker magazine. For Ms. Dressel's inclusion as number 25 on the prestigious list, American Banker cited Columbia Banking System's performance, including nearly doubling the number of branches through five acquisitions and organic growth over an 18-month period. In addition, the honor reflected her focus on superior customer service, commitment to local communities, her appointment in April to the board of directors of the American Bankers Association as well as activities that promote the economic well-being of the Pacific Northwest.

Conference Call
Columbia's management will discuss the third quarter results on a conference call scheduled for Thursday, October 27, 2011 at 1:00 p.m. PDT (4:00 p.m. EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #21071775.

A conference call replay will be available from approximately 4:00 p.m. PDT on
October 27, 2011, through midnight PDT on November 3, 2011. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #21071775.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was again awarded one of Seattle Business Magazine's 100 Best Companies to Work For 2011 and was designated one of Puget Sound Business Journal's “Washington's Best Workplaces 2011”.
Including the recent acquisitions of Bank of Whitman, Summit Bank and First Heritage Bank, Columbia

Banking System has 102 banking offices, including 77 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
(in thousands except per share)	2011		2010		2011		2010
Earnings
Net interest income	$64,788		$46,965		$164,612		$125,971
Provision for loan and lease losses, noncovered loans	$500		$9,000		$2,650		$37,500
Noninterest income	$2,196		$5,183		$319		$36,893
Noninterest expense	$39,935		$33,520		$114,445		$102,162
Net income	$18,872		$5,204		$33,283		$18,176
Net income applicable to common shareholders	$18,872		$2,474		$33,283		$13,229
Per Common Share
Net income (basic)	$0.48		$0.06		$0.84		$0.39
Net income (diluted)	$0.48		$0.06		$0.84		$0.38
Averages
Total assets	$4,680,901		$4,360,913		$4,426,037		$4,212,668
Interest-earning assets	$4,028,029		$3,654,932		$3,794,865		$3,550,290
Loans, including covered loans	$2,777,681		$2,500,302		$2,536,492		$2,497,396
Securities	$998,775		$715,201		$919,173		$718,023
Deposits	$3,678,931		$3,297,583		$3,457,227		$3,246,323
Core deposits	$3,332,234		$2,887,044		$3,132,963		$2,772,921
Interest-bearing deposits	$2,651,664		$2,467,763		$2,521,136		$2,450,625
Interest-bearing liabilities	$2,813,396		$2,640,738		$2,686,491		$2,625,557
Noninterest-bearing deposits	$1,027,268		$829,820		$936,091		$795,698
Shareholders' equity	$735,192		$739,155		$721,638		$655,377
Financial Ratios
Return on average assets	1.60%		0.47%		1.01%		0.58%
Return on average common equity	10.18%		1.39%		6.17%		2.97%
Average equity to average assets	15.71%		16.95%		16.30%		15.56%
Net interest margin	6.53%		5.24%		5.96%		4.90%
Efficiency ratio (tax equivalent)(1)	69.17%		68.33%		68.62%		68.32%

	September 30,				December 31,
Period end	2011		2010		2010
Total assets	$4,755,832		$4,245,260		$4,256,363
Covered assets, net	$595,640		$577,695		$531,504
Loans, excluding covered loans	$2,257,899		$1,934,162		$1,915,754
Allowance for loan and lease losses	$50,422		$62,334		$60,993
Restructured loans accruing interest	$8,749		$6,482		$6,505
Securities	$1,018,069		$710,649		$781,774
Deposits	$3,795,499		$3,306,886		$3,327,269
Core deposits	$3,464,705		$2,934,451		$2,998,482
Shareholders' equity	$749,966		$704,692		$706,878
Book value per common share	$18.99		$17.92		$17.97
Nonperforming, noncovered assets
Nonaccrual loans	$55,183		$91,406		$89,163
Other real estate owned and other personal property owned	34,069		23,259		30,991
Total nonperforming, noncovered assets	$89,252		$114,665		$120,154
Nonperforming loans to period-end noncovered loans	2.44%		4.73%		4.65%
Nonperforming assets to period-end noncovered assets	2.15%		3.13%		3.23%
Allowance for loan and lease losses to period-end noncovered loans	2.23%		3.22%		3.18%
Allowance for loan and lease losses to nonperforming noncovered loans	91.37%		68.19%		68.41%
Allowance for loan and lease losses to nonperforming noncovered assets	56.49%		54.36%		50.76%
Net noncovered loan charge-offs	$13,221	(2)	$28,644	(3)	$33,776	(4)

(1) Noninterest expense, excluding net cost of operation of other real estate and FDIC clawback liability expense, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC indemnification asset.

(2) For the nine months ended September 30, 2011.
(3) For the nine months ended September 30, 2010.
(4) For the twelve months ended December 31, 2010.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	September 30,		December 31,
(in thousands)	2011		2010

Loan Portfolio Composition
Noncovered loans:
Commercial business	$983,820	43.6%	$795,369	41.5%
Real Estate:
One-to-four family residential	64,535	2.9%	49,383	2.6%
Five or more family residential and commercial	977,173	43.3%	794,329	41.5%
Total Real Estate	1,041,708	46.2%	843,712	44.1%
Real Estate Construction:
One-to-four family residential	52,287	2.3%	67,961	3.5%
Five or more family residential and commercial	27,181	1.2%	30,185	1.6%
Total Real Estate Construction	79,468	3.5%	98,146	5.1%
Consumer	176,667	7.8%	182,017	9.5%
Subtotal loans	2,281,663	101.1%	1,919,244	100.2%
Less: Net unearned income	(23,764)	(1.1)%	(3,490)	(0.2)%
Total noncovered loans, net of unearned income	2,257,899	100.0%	1,915,754	100.0%
Less: Allowance for loan and lease losses	(50,422)		(60,993)
Noncovered loans, net	2,207,477		1,854,761
Covered loans, net of allowance for loan losses of ($8,327) and ($6,055), respectively	570,805		517,061
Total loans, net	$2,778,282		$2,371,822
Loans held for sale	$2,568		$754

	September 30,		December 31,
	2011		2010
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$1,105,169	29.1%	$895,671	26.9%
Interest bearing demand	712,000	18.8%	672,307	20.2%
Money market	1,036,713	27.3%	920,831	27.7%
Savings	281,760	7.4%	210,995	6.3%
Certificates of deposit less than $100,000	329,063	8.7%	298,678	9.0%
Total core deposits	3,464,705	91.3%	2,998,482	90.0%

Certificates of deposit greater than $100,000	281,641	7.4%	266,708	8.0%
Certificates of deposit insured by CDARS®	47,192	1.3%	38,312	1.2%
Wholesale certificates of deposit	1,495	—%	23,155	0.7%
Subtotal	3,795,033	100.0%	3,326,657	100.0%
Premium resulting from acquisition date fair value adjustment	466		612
Total Deposits	$3,795,499		$3,327,269

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands except per share)	2011	2011	2011	2010	2010
Earnings
Net interest income	$64,788	$49,375	$50,449	$38,816	$46,965
Provision for loan and lease losses, noncovered loans	$500	2,150	$—	$3,791	$9,000
Noninterest income (loss)	$2,196	$3,542	$(5,419)	$15,888	$5,183
Noninterest expense	$39,935	$37,164	$37,346	$34,985	$33,520
Net income	$18,872	$8,632	$5,779	$12,608	$5,204
Net income applicable to common shareholders	$18,872	$8,632	$5,779	$12,608	$2,474

Per Common Share
Earnings (basic)	$0.48	$0.22	$0.15	$0.32	$0.06
Earnings (diluted)	$0.48	$0.22	$0.15	$0.32	$0.06
Book value	$18.99	$18.43	$18.09	$17.97	$17.92

Averages
Total assets	$4,680,901	$4,324,390	$4,268,348	$4,354,890	$4,360,913
Interest-earning assets	$4,028,029	$3,719,558	$3,632,663	$3,682,951	$3,654,932
Loans, including covered loans	$2,777,681	$2,439,439	$2,388,076	$2,450,793	$2,500,302
Securities	$998,775	$988,839	$767,360	$726,470	$715,201
Deposits	$3,678,931	$3,382,486	$3,306,168	$3,343,920	$3,297,583
Core deposits	$3,332,234	$3,073,068	$2,989,825	$2,992,417	$2,887,044
Interest-bearing deposits	$2,651,664	$2,479,485	$2,429,821	$2,458,466	$2,467,763
Interest-bearing liabilities	$2,813,396	$2,647,990	$2,596,833	$2,627,804	$2,640,738
Noninterest-bearing deposits	$1,027,268	$903,001	$876,347	$885,454	$829,820
Shareholders' equity	$735,192	$719,165	$710,282	$707,319	$739,155

Financial Ratios
Return on average assets	1.60%	0.80%	0.55%	1.15%	0.47%
Return on average common equity	10.18%	4.81%	3.30%	7.07%	1.39%
Average equity to average assets	15.71%	16.63%	16.64%	16.24%	16.95%
Net interest margin	6.53%	5.49%	5.80%	4.35%	5.24%
Efficiency ratio (tax equivalent)	69.17%	69.49%	73.33%	65.33%	68.33%

Period end
Total assets	$4,755,832	$4,429,143	$4,264,319	$4,256,363	$4,245,260
Covered assets, net	$595,640	$631,549	$499,872	$531,504	$577,695
Noncovered loans	$2,257,899	$1,987,474	$1,884,206	$1,915,754	$1,934,162
Allowance for loan and lease losses	$50,422	$54,057	$55,315	$60,993	$62,334
Restructured loans accruing interest	$8,749	$6,681	$6,739	$6,505	$6,482
Securities	$1,018,069	$1,008,559	$906,096	$781,774	$710,649
Deposits	$3,795,499	$3,475,167	$3,336,213	$3,327,269	$3,306,886
Core deposits	$3,464,705	$3,142,975	$3,027,898	$2,998,482	$2,934,451
Shareholders' equity	$749,966	$727,680	$714,083	$706,878	$704,692

Nonperforming, noncovered assets
Nonaccrual loans	$55,183	$59,404	$78,692	$89,163	$91,406
Other real estate owned and other personal property owned	34,069	37,116	29,315	30,991	23,259
Total nonperforming, noncovered assets	$89,252	$96,520	$108,007	$120,154	$114,665
Nonperforming loans to period-end noncovered loans	2.44%	2.99%	4.18%	4.65%	4.73%
Nonperforming assets to period-end noncovered assets	2.15%	2.54%	2.87%	3.23%	3.13%
Allowance for loan and lease losses to period-end noncovered loans	2.23%	2.72%	2.94%	3.18%	3.22%
Allowance for loan and lease losses to nonperforming noncovered loans	91.37%	91.00%	70.29%	68.41%	68.19%
Allowance for loan and lease losses to nonperforming noncovered assets	56.49%	56.01%	51.21%	50.76%	54.36%
Net noncovered loan charge-offs	$4,135	$3,408	$5,678	$5,132	$6,414

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(in thousands except per share)	2011	2010	2011	2010
Interest Income
Loans	$59,655	$44,882	$151,446	$120,769
Taxable securities	6,037	4,660	16,701	14,113
Tax-exempt securities	2,500	2,252	7,483	6,988
Federal funds sold and deposits in banks	240	281	722	640
Total interest income	68,432	52,075	176,352	142,510
Interest Expense
Deposits	2,642	4,007	8,569	13,282
Federal Home Loan Bank advances	807	716	2,215	2,131
Long-term obligations	75	266	579	769
Other borrowings	120	121	377	357
Total interest expense	3,644	5,110	11,740	16,539
Net Interest Income	64,788	46,965	164,612	125,971
Provision for loan and lease losses	500	9,000	2,650	37,500
Provision for losses on covered loans	433	453	2,312	453
Net interest income after provision	63,855	37,512	159,650	88,018
Noninterest Income (Loss)
Service charges and other fees	6,991	6,518	19,746	18,384
Gain on bank acquisitions, net of tax	1,830	—	1,830	9,818
Merchant services fees	1,952	2,051	5,393	5,700
Gain on sale of investment securities, net	—	—	—	58
Bank owned life insurance	523	521	1,556	1,541
Change in FDIC loss sharing asset	(10,855)	(4,536)	(32,048)	(1,137)
Other	1,755	629	3,842	2,529
Total noninterest income	2,196	5,183	319	36,893
Noninterest Expense
Compensation and employee benefits	21,392	17,574	59,772	52,057
Occupancy	4,815	4,278	13,600	12,554
Merchant processing	976	934	2,764	2,697
Advertising and promotion	1,137	630	3,050	2,253
Data processing and communications	2,195	2,477	6,032	6,923
Legal and professional fees	1,957	1,609	4,868	4,584
Taxes, licenses and fees	1,211	803	2,983	2,055
Regulatory premiums	574	1,952	3,553	4,910
Net cost of operation of other real estate	(195)	(1,442)	(423)	(802)
Amortization of intangibles	1,177	1,044	3,116	2,886
FDIC clawback liability	1,146	—	3,294	—
Other	3,550	3,661	11,836	12,045
Total noninterest expense	39,935	33,520	114,445	102,162
Income before income taxes	26,116	9,175	45,524	22,749
Income tax expense	7,244	3,971	12,241	4,573
Net Income	$18,872	$5,204	$33,283	$18,176
Net Income Applicable to Common Shareholders	$18,872	$2,474	$33,283	$13,229
Earnings per common share
Basic	$0.48	$0.06	$0.84	$0.39
Diluted	$0.48	$0.06	$0.84	$0.38
Dividends paid per common share	$0.06	$0.01	$0.14	$0.03
Weighted average number of common shares outstanding	39,131	38,976	39,092	33,938
Weighted average number of diluted common shares outstanding	39,192	39,137	39,167	34,142
Note: Certain prior period balances have been reclassified to conform to current period presentation

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			September 30,	December 31,
(in thousands)			2011	2010
ASSETS
Cash and due from banks			$97,432	$55,492
Interest-earning deposits with banks and federal funds sold			250,030	458,638
Total cash and cash equivalents			347,462	514,130
Securities available for sale at fair value (amortized cost of $954,415 and $743,928, respectively)			995,854	763,866
Federal Home Loan Bank stock at cost			22,215	17,908
Loans held for sale			2,568	754
Noncovered loans, net of unearned income of ($23,764) and ($3,490), respectively			2,257,899	1,915,754
Less: allowance for loan and lease losses			50,422	60,993
Noncovered loans, net			2,207,477	1,854,761
Covered loans, net of allowance for loan losses of ($8,327) and ($6,055), respectively			570,805	517,061
Total loans, net			2,778,282	2,371,822
FDIC loss sharing asset			193,869	205,991
Interest receivable			17,428	11,164
Premises and equipment, net			104,974	93,108
Other real estate owned ($24,835 and $14,443 covered by Federal Deposit Insurance Corporation loss share, respectively)			49,891	45,434
Goodwill			118,434	109,639
Core deposit intangible, net			21,369	18,696
Other assets			103,486	103,851
Total Assets			$4,755,832	$4,256,363
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,105,169	$895,671
Interest-bearing			2,690,330	2,431,598
Total deposits			3,795,499	3,327,269
Federal Home Loan Bank advances			122,642	119,405
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			—	642
Long-term subordinated debt			—	25,735
Other liabilities			62,725	51,434
Total liabilities			4,005,866	3,549,485
Commitments and contingent liabilities
	September 30,	December 31,
	2011	2010
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,502	39,338	578,828	576,905
Retained earnings			145,451	117,692
Accumulated other comprehensive income			25,687	12,281
Total shareholders' equity			749,966	706,878
Total Liabilities and Shareholders' Equity			$4,755,832	$4,256,363

Note 1.    Loan Portfolio Accounting

We account for loans under three general models.  It is important to understand these models as they impact the way income and credit losses are recorded in our financial statements.

Originated Loans:  The majority of our loans are originated loans.  These loans are originated through our lending departments and branch network.   Originated loans are recorded at their unpaid principal balance upon origination, net of deferred fees and costs.   Interest income is recognized on these loans through the accrual of interest at the loans' stated rates, plus the accretion or amortization of the net deferred fee or origination cost.  Credit losses are recorded through the provision for loan losses when we estimate that a loss on loans has been incurred.   For more detail regarding our allowance methodology please refer to Note 8 to the financial statements in our annual report on Form 10-K.

Discounted Loans:   Discounted loans are the loans acquired through acquisitions or direct purchase for which we believe a credit loss is not probable at the time of acquisition.  Generally these loans as a group do not exhibit pervasive indications of declines in credit quality from the time of initial origination.  Currently none of our discounted loans are covered by indemnification agreements with the FDIC.  Discounted loans are recorded at fair value at the time of acquisition.  The estimate of fair value includes a discount related to credit risk and a premium or discount related to interest rates that is recorded for each loan separately.   Interest income is recognized through the accrual of interest at the loans' stated rates, plus accretion or amortization of the discount or premium recorded at acquisition.  The average discount upon acquisition was approximately 12% and will be recognized over the remaining term of these loans.    Credit losses for discounted loans are recorded through the provision for loan losses using a similar methodology as originated loans.  However, the amount of expected incurred loss of unpaid principal must be compared to the net carrying value which includes the remaining discount or premium.   As significant discounts were recorded upon acquisition we believe our exposure to credit losses on these loans has been significantly reduced.

Pooled Loans:  Pooled loans, which we previously referred to as “acquired” or “covered” loans, are loans acquired through acquisitions or purchases for which we believe there was significant and pervasive credit deterioration subsequent to origination.    The majority of these loans are initially covered by indemnification agreements from the FDIC that generally indemnify us for 80% of potential credit losses.  Over time we may renew or modify loans that meet our underwriting standards and risk profile at which time the loan would no longer be covered by the FDIC indemnification, but would still be accounted for as a pooled loan.  Currently, approximately 98% of our investment in pooled loans is covered by indemnification agreements with the FDIC.  These loans are grouped into pools with similar characteristics at the time of acquisition and recorded at fair value.  The estimated fair value is comprised of the loans' unpaid principal balance and contractual interest, a non-accretable difference representing expected credit losses, and an accretable yield representing the amount of interest income expected to be recognized over the life of the pool.  As our estimates of credit losses or prepayment speeds change, the amount of accretable yield recognized as interest income in the period can change significantly.   When expected credit losses for a pool increase above the remaining non-accretable difference a provision for loan losses is recorded.   For additional detail regarding our loan portfolio please refer to Note 7 to the financial statements in our annual report on Form 10-K.